UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2011

BankAtlantic Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road Ft. Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 23, 2011, BankAtlantic Bancorp, Inc. (the “Company”) received notices of default from Wilmington Trust Company, in its capacity as trustee under various indentures, declarations of trust and guarantee agreements pursuant to which the Company issued junior subordinated debentures relating to trust preferred securities of BBC Capital Trust II, BBX Capital Trust II(A) and BBC Capital Trust XI. The notices advise the Company that Wilmington Trust Company believes an event of default has occurred under the indentures in connection with the recently announced proposed sale of the stock of BankAtlantic to BB&T Corporation (“BB&T”) pursuant to the Stock Purchase Agreement dated as of November 1, 2011 between the Company and BB&T (the “Stock Purchase Agreement”). These notices of default relate specifically to (i) the Indenture, dated as of September 20, 2007, between the Company and Wilmington Trust Company, as trustee (the “2007 Indenture”), pursuant to which the Company issued its Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2037 ($5.5 million principal amount plus accrued interest outstanding at September 30, 2011), (ii) the Indenture, dated as of March 5, 2002, between the Company and Wilmington Trust Company, as trustee (the “2002 Indenture”), pursuant to which the Company issued its 8.50% Junior Subordinated Debentures Due 2032 ($71.9 million principal amount plus accrued interest outstanding at September 30, 2011) and (iii) the Indenture, dated as of April 10, 2003, between the Company and Wilmington Trust Company, as trustee (the “2003 Indenture”), pursuant to which the Company issued its Fixed/Floating Rate Junior Subordinated Debt Securities Due 2033 ($11.3 million principal amount plus accrued interest outstanding at September 30, 2011) (the 2007 Indenture, 2002 Indenture and 2003 Indenture are referred to collectively as the “Indentures”).

The default notices suggest that an event of default has occurred under the Indentures based on a covenant which provides that the Company may not sell or convey all or substantially all of its property to any other person unless the provisions of the respective Indentures which set forth a procedure for the assumption of the obligations under such Indentures by the purchaser of the Company’s property “as an entirety or substantially as an entirety”, in the case of the 2003 Indenture and the 2007 Indenture, or “all or substantially all” of the Company’s property, in the case of the 2002 Indenture.

The Company does not believe that the execution of the Stock Purchase Agreement constitutes an event of default under the Indentures or that the transactions contemplated by the Stock Purchase Agreement involve either the sale or transfer of all or substantially all of the Company’s property or the sale or transfer of the Company’s property as an entirety or substantially as an entirety.

As previously disclosed by the Company, BB&T will acquire in the transactions contemplated by the Stock Purchase Agreement approximately $3.1 billion in loans and other assets and assume approximately $3.4 billion in deposits and other liabilities, based on September 30, 2011 financial information. In addition to the assets currently held directly at the BankAtlantic Bancorp parent company level, significant assets currently held by BankAtlantic will be retained and managed by the Company after the transaction, substantially increasing the Company’s net worth. The assets, which will be distributed by BankAtlantic to the Company and remain in the Company following the transaction had a book value of approximately $624 million based on September 30, 2011 financial information. At September 30, 2011, the assets to be distributed were comprised of approximately $271.3 million of performing loans, $315.2 million of non-performing loans, of which $96.5 million were paying as agreed, $18.7 million in tax certificates, $83.4 million of real estate owned, and reserves related to these assets totaling $81.9 million. Additionally, the retained assets will also include all judgments, claims and other assets previously written off by BankAtlantic (estimated to have a face amount of in excess of $450 million), intellectual property previously held by BankAtlantic relating to its tax certificate business, and BankAtlantic’s existing operating subsidiaries. The Company anticipates that with the assets it will hold following the BB&T transaction, it will generate significantly greater cash flow than currently available to the Company, particularly in light of the February 2011 Cease and Desist Order entered into by BankAtlantic with the OTS which restricts distributions from BankAtlantic to the Company. Further, the Company also entered into a Cease and Desist Order with the OTS in February 2011 which restricts dividends and repayment of debt by the Company.

Following the BB&T transaction, the Company intends to continue its operations as a specialty finance company and engage in many of the activities currently engaged in by BankAtlantic, including commercial lending and investing in tax certificates.

The Company believes that the completion of the BB&T transaction will have both an immediate and long term favorable impact on all of its stakeholders, including the holders of its trust preferred securities. A condition of the Stock Purchase Agreement is the Company’s agreement to pay all outstanding deferred interest on the trust preferred securities, which has been deferred since the first quarter of 2009 (approximately $39.1 million at September 30, 2011). On a longer term basis, the Company believes that its ability to meet its financial obligations will be significantly improved. Based on September 30, 2011 financial information, the Company’s shareholders’ equity would increase by approximately $300 million upon completion of the transaction. As of September 30, 2011, the Company had consolidated shareholders’ equity of only $7.1 million.

Given the significant assets which will remain in the Company, its ongoing operations and the substantial increase in its net worth, the Company does not believe that the transactions with BB&T pursuant to the Stock Purchase Agreement constitute a sale, conveyance, transfer or other disposition by the Company of all or substantially all of its property or of its property as an entirety or substantially as an entirety as contemplated by the terms of the Indentures. However, the Company would note that the 2007 Indenture contains a covenant which provides that so long as the debentures issued thereunder remain outstanding, at least one of the Company’s operating subsidiaries must be an insured depository institution. The Company has advised Wilmington Trust Company that it anticipates that such debentures ($5.5 million principal amount plus accrued interest outstanding at September 30, 2011) will be repaid following consummation of the transactions contemplated by the Stock Purchase Agreement. Neither the 2002 Indenture nor the 2003 Indenture contain a similar covenant.

Item 8.01 Other Events.

On November 28, 2011, putative holders of direct or indirect interests in trust preferred securities issued by four trusts sponsored by the Company (BBC Capital Trust II, BBC Capital Trust IX and BBC Capital Trust XII (collectively, the “Defendant Trusts”) and BBX Capital Trust 2007 I(A)) sued the Company, the Defendant Trusts and BB&T Corporation alleging that the proposed sale of BankAtlantic to BB&T Corporation contemplated by the Stock Purchase Agreement violates provisions contained in the indentures entered into between each of the four trusts and the Company in connection with the issuance of the trust preferred securities. The Complaint, filed in the Court of Chancery of the State of Delaware, includes six counts: Count I against the Company seeks a declaration that the proposed sale of BankAtlantic violates the terms of the indentures; Count II against the Company and BB&T seeks an injunction blocking the proposed sale of BankAtlantic to BB&T under the Stock Purchase Agreement; Count III against the Company is for breach of contract based on the indentures; Count IV against the Company is for breach of an implied covenant based on the Guarantee Agreements that the Company entered into as part of the issuance of the trust preferred securities; Count V against the Defendant Trusts is for a declaration that the trusts have a legal duty to direct the indenture trustees to seek to block the proposed sale of BankAtlantic to BB&T under the Stock Purchase Agreement; and Count VI against BB&T is for tortious interference with the Company’s alleged contractual obligations to holders of the trust preferred securities. Plaintiffs have also filed a motion for expedited trial, seeking to have their claims tried in the Delaware Court prior to the consummation of the proposed sale transaction contemplated by the Stock Purchase Agreement. The Company believes the action is without merit and intends to vigorously defend the action.

# # # #

Except for historical information contained herein, the matters discussed in this report contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties that: a transaction between BB&T and the Company may not be completed on a timely basis, on anticipated terms, or at all; the Company’s and/or BankAtlantic’s business or net asset values may be negatively affected by the pendency of the proposed transaction or otherwise; the transaction may not be as advantageous to the Company as expected; the Company’s stakeholders, including its shareholders and the holders of its trust preferred securities, may not realize the anticipated benefits; the Company’s future business plans may not be fully realized as anticipated, if at all; assets retained by the Company may not be monetized at the values ascribed to them at September 30, 2011; the transactions contemplated by the Stock Purchase Agreement may be found to constitute an event of default under the Indentures which could result in an acceleration of all amounts due under the related debentures; the other indentures pursuant to which the Company issued its other outstanding trust preferred securities (which in the aggregate had an outstanding balance with accrued interest of approximately $244.6 million at September 30, 2011) contain covenants similar to those contained in the 2002 Indenture and the 2003 Indenture and a finding of an event of default under such Indentures may result in a finding of events of default under those other indentures; and adverse rulings may be rendered against the Company in the Delaware action as the outcome of litigation matters is inherently uncertain. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011. The Company cautions that the foregoing risks and factors are not exclusive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2011	BANKATLANTIC BANCORP, INC.

	By:	/s/ Valerie C. Toalson
Valerie C. Toalson
Executive Vice President - Chief Financial Officer